Exhibit 99.1

   UNITED FINANCIAL CORP.

FOR IMMEDIATE RELEASE
April 29, 2004 6:00 a.m. MT

Contact:   Kurt R. Weise
Chairman & CEO
763-512-5299

UNITED FINANCIAL CORP. ANNOUNCES MARCH 31, 2004 EARNINGS AND DECLARES
QUARTERLY AND SPECIAL ONE-TIME DIVIDEND

HIGHLIGHTS:   Special one-time dividend of $1.00 per share; Total assets of $315 million; Q1 Net interest income up 7%; 2004 Q1 EPS of $.39 vs 2003 Q1 EPS $.39: Billings Montana branch opened.

Great Falls, Montana April 29, 2004—United Financial Corp. (“United”) (NASDAQ-UBMT) today reported net income for the quarter ended March 31, 2004 of $974,189, or basic earnings per share of $.40 and $.39 per share on a fully diluted basis. This compares to March 31, 2003 earnings of $982,140, or basic earnings per share of $.40 and $.39 on a fully diluted basis.

United’s assets at March 31, 2004 were $315 million. Net loans were $236 million at March 31, 2004 compared to $211 million a year ago and deposits increased to $237 million at March 31, 2004 compared to $235 million a year ago. Net interest income rose to $3.0 million in the quarter ended March 31, 2004 compared to $2.8 million for the same quarter a year ago. United’s shareholders’ equity was $32.4 million at March 31, 2004, and book value per share was $13.32. All numbers reported are from continuing operations. Outstanding shares at March 31, 2004 were 2,429,773, compared to 2,439,225 at March 31, 2003.

Chairman and CEO, Kurt Weise, said, “We are very pleased with this quarter considering the significant drop in mortgage origination fees. Our net interest margin was up 18 basis points over last year and our return on equity was over 12%. Asset quality remained very good. Our new office in Billings is being received very favorably and we are gaining market share.”

United’s net interest margin was 4.07% in the first quarter of 2004 compared to 3.89% in the first quarter of 2003. Non-performing loans totaled $.7 million at both March 31, 2004 and March 31, 2003. United’s past due and non-accrual loans totaled .35 % of loans at March 31, 2004, compared to .75 % for that of its peer bank holding companies at December 31, 2003 the most recent peer information available.

United declared a regular quarterly dividend of $.27 per share, and a special one-time dividend of $1.00 per share to shareholders of record on May 17, 2004, payable June 1, 2004. The special one-time dividend was declared as a result of the increased earnings in 2003 and the current overall financial condition of the company.

Forward-Looking Statements
When used in this press release, the words or phrases ‘will likely result in’, ‘are expected to’, ‘will continue’, ‘is anticipated’, ‘estimate’, ‘could’, or ‘project’ or similar expressions are intended to identify “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. Such forward-looking statements are subject to risks and uncertainties that could cause actual results to differ materially from historical earnings and those presently anticipated or projected including general economic conditions, business conditions in the banking industry, the regulatory environment, new legislation, vendor quality and efficiency, employee retention factors, rapidly changing technology and evolving banking industry standards, competitive standards, competitive factors including increased competition among financial institutions and fluctuating interest rate environments. Readers are cautioned not to place undue reliance on any such forward-looking statements, which speak only as of the date made. Readers should also carefully review the risk factors described in the company’s most recent Annual Report on Form 10-K for the period ending December 31, 2003 and other documents the company files from time to time with the Securities Exchange Commission.

United Financial Corp. is a bank holding company based in Great Falls, Montana, and is the parent of Heritage Bank, a full service community bank with fifteen locations in Montana.

United Financial Corp.
Financial Highlights (Unaudited)
(Dollars in thousands, except per share data)

	Three Months Ended March 31,
	2004	2003

Income statement amounts
Net interest income	$3,040	2,793
Provision for losses on loans	52	262
Noninterest income
Investment securities gains	194	17
Gain on the sale of loans	518	1,204
Other	357	268
Noninterest expense	2,494	2,585
Earnings from continuing
operations before income taxes	1,563	1,435
Income taxes	589	540
Discontinued operations	--	87
Net earnings	974	982

Per common share data
Net earnings – continuing operations
– basic	0.40	0.37
– diluted	0.39	0.36
Net earnings – discontinued operations
– basic	—	0.03
– diluted	—	0.03
Cash dividends	0.270	0.180
Book value	13.32	12.65

Balances at end of period (from continuing operations)
Loans, gross	239,804	214,447
Allowance for losses on loans	3,804	3,297
Nonperforming assets
Nonperforming loans	726	682
Foreclosed properties	525	561
Available for sale investment securities	40,382	42,935
Total assets	314,782	313,856
Goodwill	1,422	1,422
Total deposits	236,689	234,897
Total stockholders’ equity	32,370	30,856

Other supplemental information
Net earnings
Return on average assets	1.24%	1.27%
Return on average common equity	12.02%	12.81%
Allowance for loan losses to loans	1.59%	1.54%
Common shares outstanding
(end of period, in thousands)	2,430	2,439
Net interest margin	4.07%	3.89%
Shareholders’ equity
to total assets (excluding subordinated debt)	10.28%	9.83%
Dividend payout ratio	67.50%	45.00%